February 17, 2003

Re:	The Henlopen Fund

In response to item 77c we incorporate by reference from proxy material filed on submission type DEFA14A on September
25, 2002 for file #811-07168 Accession number 0000897069-02-
000709.

In response to matters submitted to a shareholder vote, a special meeting of shareholders of The Henlopen Fund was held on October 15, 2002 the following matters were approved:

1.	With respect to the Fund, a proposal to amend Section
11.4(b) for the Fund's Trust Instrument relating to reorganizations of series of the Fund by creating a new series, by merging any series with any other series, merge the Fund or any other series with another registered investment company, or liquidate or dissolve the Fund or any other series without obtaining shareholder approval as follows:

	Affirmative		30.894%
	Against		 5.357%
	Abstain		 1.069%
	Broker Non-votes	19.047%
	Total			56.368%

In response to matters submitted to a shareholder vote, a special meeting of shareholders of The Henlopen Fund was held on October 15, 2002 the following matters were not approved:

1.	With respect to the Fund, a proposal to approve a
fundamental investment restriction No. 1 to allow a change in policy to permit the Fund to sell securities short to the extent permitted by the 1940 Act as follows:

	Affirmative 	32.514%
	Against		 3.873%
	Abstain		  .933%
	Broker Non-votes	19.047%
	Total			56.368%

2.	With respect to the Fund, a proposal to approve a
fundamental investment restriction No. 2 to the extent permitted by the Investment Company Act of 1940, (a) borrow money, (b) issue senior securities and (c) pledge all or any part of its assets as follows:

	Affirmative 	32.622%
	Against		 3.733%
	Abstain		  .965%
	Broker Non-votes	19.047%
	Total			56.368%

3.	With respect to the Fund, a proposal to approve a
fundamental investment restriction No. 4 to the extent permitted by the Investment Company Act of 1940, purchase securities of other investment companies as follows:

	Affirmative 	32.911%
	Against		 3.395%
	Abstain		 1.014%
	Broker Non-votes	19.047%
	Total			56.368%